Exhibit 99

Dillard’s, Inc. Declares Cash Dividend

LITTLE ROCK, Ark.--(BUSINESS WIRE)--March 10, 2009--Dillard’s, Inc. (NYSE:DDS) (the “Company”) announced today that the Board of Directors declared a cash dividend of 4 cents per share on the Class A and Class B Common Stock of the Company payable May 4, 2009 to shareholders of record as of March 31, 2009.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations